UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2009

Energy XXI (Bermuda) Limited

(Exact name of registrant as specified in its charter)

001-33628

(Commission File Number)

Bermuda	98-0499286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street, PO Box HM
1179, Hamilton HM EX, Bermuda	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 441-295-2244

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.  Other Information

As previously disclosed in the 2009 Annual Report on Form 10-K of Energy XXI (Bermuda) Limited (the “Company”) as filed with the Securities and Exchange Commission on September 4, 2009, the Company is participating in the ultra-deep exploration well at South Marsh Island Block 230 on the Gulf of Mexico shelf (“Davy Jones”), which is in 20 feet of water offshore Louisiana.

Davy Jones, operated by McMoRan Exploration Co. (“McMoRan”), is currently at a total depth of 28,112 feet with a targeted total depth of 29,000 feet.  The well’s last casing point is at 23,500 feet, leaving 4,612 feet of open-hole, of which the last 2,357 feet has yet to be logged. Consistent with McMoRan’s previous ultra-deep exploration efforts, interim logging operations have commenced to evaluate the open-hole section not yet logged prior to recommencing drilling operations.

Based on interpretation of paleo data and seismic correlation, Davy Jones is believed to have entered the targeted Eocene/Paleocene interval.  The current seismic and paleo data interpretation from Davy Jones indicates additional portions of the Eocene/Paleocene section remain to be drilled to pursue reservoir-quality sands that have been penetrated by others in multiple wells in the equivalent deepwater trend of the Gulf of Mexico.  Pipe-conveyed wireline logging of the current open-hole section is expected to be completed within five days. This interim log should provide results of the previously drilled section and further correlation of the geological interval. Following these logging efforts, an estimated 20 to 40 days of operations will be required to attain the targeted total depth of 29,000 feet, depending on wellbore conditions.

The Company is funding 14.1 percent of the exploratory costs to earn a 15.8 percent working interest and 12.6 percent net revenue interest, with an estimated net cost to the Company of $10 million to the planned total depth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy XXI (Bermuda) Limited

Dated: December 7, 2009	By	/s/ David West Griffin
Name: David West Griffin
Title: Chief Financial Officer